Exhibit 10.1

FIFTH AMENDMENT TO THE
WASHINGTON MUTUAL, INC.
DEFERRED COMPENSATION PLAN

A new Section 5.7 was added to the Washington Mutual, Inc. Deferred Compensation Plan to read as follows:

5.7    Special IRS Transition Election. Pursuant to Internal Revenue Service Notice 2007-86, and in accordance with procedures adopted by the Chief Human Resources Officer, a Participant may elect no later than December 31, 2007 to receive all or a portion of his vested Account balance accrued through December 31, 2007, and certain amounts that are accrued thereafter provided that they relate to deferral elections made prior to 2008 (as adjusted pursuant to Section 4.3 through the applicable distribution date) in either (a) a single lump sum payment in July 2008, or (b) up to ten (10) annual installments, with the first installment payable in July 2008 (and with each installment to be an amount equal to the remaining Account balance subject to the election under this Section 5.7 as of the date of payment divided by the number of installments remaining to be paid, including the current installment). Any such election shall supersede any prior distribution election made by the Participant effective as of July 1, 2008, but amounts shall be payable in connection with such prior election through July 1, 2008 to the extent such election provides for distributions prior to such date.